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                                                                   Exhibit 99.1
Press Release

[GRAPHIC REMOVED HERE]

FOR IMMEDIATE RELEASE

Contacts:    Vincent F. Simmon, Ph.D.             Jenny Moede or Andrew Fowler
             President and CEO                    Investor and Media Relations
             Cortex Pharmaceuticals, Inc.         Waggener Edstrom Bioscience
             (949) 727-3157                       (503) 443-7000


          CORTEX SEEKS NEW PARTNER TO PURSUE ADHD TREATMENT OPPORTUNITY

                Shire Elects Not to Exercise Its Option for ADHD

                 -- Conference Call Scheduled for 1:30 PM PDT --

IRVINE, Calif., July 1, 2002 -- Cortex Pharmaceuticals, Inc. (AMEX: COR), today announced that Shire Pharmaceuticals Group plc has decided not to exercise its option to develop Cortex's AMPAKINE(R) technology and compounds for the treatment of Attention Deficit Hyperactivity Disorder (ADHD). The decision frees Cortex to pursue new partners that have expressed interest in applying Cortex's technology platform toward ADHD.

Shire undertook a Phase II clinical trial using the AMPAKINE CX516 in 72 adult patients with ADHD. The trial was terminated prior to expiration of the option period and prior to the recruitment of additional patients into the trial. Based on the results of this study, Shire has decided not to continue development of CX516 or any other AMPAKINE. Under terms of the previously negotiated option agreement, all rights to CX516 and the AMPAKINE technology will be returned to Cortex. Cortex plans to execute its right to get the data from the clinical trial.

"Unfortunately, Shire has decided not to pursue our AMPAKINE technology for the ADHD indication," said Vincent F. Simmon, Ph.D., President and CEO of Cortex. "However, this does not invalidate the use of AMPAKINE compounds or technology for this indication."

"Several major pharmaceutical companies have approached Cortex with a strong interest in our AMPAKINE technology as a nonscheduled (not regulated by the Drug Enforcement Agency)

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alternative to amphetamines for the treatment of ADHD," Simmon continued. "Now that Shire has made its decision, Cortex will vigorously pursue another partner for this opportunity."

Cortex's Partner Les Laboratoires Servier Selects CX516 for MCI and AD

Under the terms of a separate agreement, Les Laboratoires Servier has now selected CX516 as its Phase II lead AMPAKINE compound to treat Mild Cognitive Impairment ("MCI"), Alzheimer's Disease ("AD") and other neurodegenerative diseases in its territory, primarily Europe and Asia. Shire had previously held the first right of refusal to keep CX516. Cortex and Servier are currently enrolling patients in the first Cross-National Collaborative MCI Study at 31 sites across the United States and in five countries in Europe. This large, double-blind, placebo-controlled Phase II clinical trial will compare the effectiveness and safety of CX516 over 28 days in patients meeting strict criteria for MCI. Enrollment in the Cross-National MCI Study is expected to be completed by the end of March 2003, and the data analysis should be completed a few months later. The advantage to Cortex and Servier of Shire's decision is that if CX516 appears safe and effective, it can go into Phase III studies for MCI.

James H. Coleman, Senior Vice President of Business Development at Cortex, added that several large pharmaceutical companies are also interested in the AMPAKINE compounds for AD and MCI in the Americas, which Servier is developing in Europe and Asia. "The Americas represents more than 60 percent of the total market value and most large pharmaceutical companies prefer to have a later-stage clinical candidate, such as CX516," said Coleman.

Conference Call

Cortex will host a conference call on Monday, July 1, at 1:30 p.m. PDT, to discuss today's announcement. Following the conference call, the company will open the phone lines to answer questions from investors and members of the media. Those who wish to participate may do so using the following dial-in information: In the United States, call (877) 543-9367, passcode: 4766855. Internationally, call (706) 679-4549, passcode: 4766855. An audio replay of the conference call will be available two hours after the completion of the conference call until Friday, July 12, 2002. To access the replay in the U.S., call (800) 642-1687 and provide the following passcode: 4766855. To access the replay internationally, call (706) 645-9291, passcode: 4766855.

About Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer's disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain's neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease, including MCI and Alzheimer's disease.(http://www.cortexpharm.com/)

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Forward-Looking Statement:

Note -- This press release contains forward-looking statements concerning the Company's research and development activities, clinical trials and business development plans. Actual results may differ materially, depending on a number of risk factors, including the risks that the Company may be unable to secure a corporate partner for the ADHD indication; that the Company may be unable to obtain additional capital needed to continue its operations; that the agreements with Organon and Servier will not result in any commercial products or that any additional milestone payments will be earned by the Company; that the Company may be unable to arrive at additional corporate partnerships with other pharmaceutical companies on acceptable terms and therefore be required to independently fund clinical development of AMPAKINE compounds through the sale of additional equity securities or otherwise; that the Company's proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company's patents or develop competing technologies; and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company's Securities and Exchange Commission filings, the Company's proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not yet been shown to have efficacy in the treatment of any disease.

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